FOR IMMEDIATE RELEASE

Contact:  Michele M. Thompson
President and Chief Financial Officer
Phone:  (219) 362-7511
Fax:  (219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES FIRST QUARTER 2013 EARNINGS

LaPorte, Indiana, April 26, 2013 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq:  LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), reported net income of $1.1 million, or $0.19 per diluted share for the three months ended March 31, 2013 compared to net income of $927,000, or $0.16 per diluted share for the first quarter of the prior year resulting in an increase of $161,000, or 17.4%.  “We are pleased with the solid and consistent pattern of earnings we have continued to demonstrate, while focusing on the longer term strategic goals of the Company,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc.  Brady continued, “We are continuing to build on our past success and will be focused on profitability growing our commercial and residential mortgage lines of business in addition to leveraging our resources to fully deploy the additional capital raised during the fourth quarter of 2012.”

The following table is a summary of the Company’s consolidated net income for the periods indicated.

	Three Months Ended
	March 31, 2013	March 31, 2012	$ Change	% Change
	(Unaudited) (Dollars in thousands)
Interest income	$4,440	$4,997	$(557)	(11.1%)
Interest expense	874	1,228	(354)	(28.8%)
Net interest income	3,566	3,769	(203)	(5.4%)
Provision for loan losses	3	228	(225)	(98.7%)
Net interest income after provision for loan losses	3,563	3,541	22	0.6%
Noninterest income	906	589	317	53.8%
Noninterest expense	3,047	2,956	91	3.1%
Income before income tax expense	1,422	1,174	248	21.1%
Income tax expense	334	247	87	35.2%
Net income	$1,088	$927	$161	17.4%

The following table sets forth the average balance sheet, average annualized yield and cost and certain other information for the three months ended March 31, 2013 and 2012.  No tax-equivalent yield adjustments were made.  All average balances are daily average balances.  Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.  The annualized yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended March 31,
	2013			2012
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
	(Unaudited) (Dollars in thousands)
Assets:
Loans	$273,385	$3,577	5.23%	$291,228	$4,109	5.64%
Taxable securities	93,381	462	1.98	89,283	503	2.25
Tax exempt securities	39,938	342	3.43	37,782	352	3.73
Federal Home Loan Bank of Indianapolis stock	3,817	34	3.56	3,817	28	2.93
Fed funds sold and other interest-earning deposits	25,118	25	0.40	5,477	5	0.37
Total interest-earning assets	435,639	4,440	4.08%	427,587	4,997	4.67%
Noninterest-earning assets	39,738			40,247
Total assets	$475,377			$467,834

Liabilities and equity:
Savings deposits	$57,350	$8	0.06%	$51,515	$7	0.05%
Money market/NOW accounts	116,765	106	0.36	100,857	120	0.48
CDs and IRAs	114,703	464	1.62	141,972	671	1.89
Total interest bearing deposits	288,818	578	0.80	294,344	798	1.08
FHLB advances	40,495	227	2.24	64,501	322	2.00
Subordinated debentures	5,155	69	5.35	5,155	70	5.43
FDIC guaranteed unsecured borrowings	—	—	0.00	2,464	37	6.01
Other secured borrowings	33	—	0.00	259	1	1.54
Total interest-bearing liabilities	334,501	874	1.05	366,723	1,228	1.34
Noninterest-bearing demand deposits	50,934			38,784
Other liabilities	5,699			6,017
Total liabilities	391,134			411,524
Equity	84,243			56,310
Total liabilities and equity	$475,377			$467,834

Net interest income		$3,566			$3,769
Net interest rate spread			3.03%			3.34%
Net interest-earning assets	$101,138			$60,864
Net interest margin			3.27%			3.53%
Average interest-earning assets to interest-bearing liabilities			130.24%			116.60%

Net interest income decreased $203,000, or 5.4%, to $3.6 million for the three months ended March 31, 2013 from $3.8 million for the prior year period.  Net interest margin decreased to 3.27% for the three months ended March 31, 2013 compared to 3.53% for the prior year period.  The decrease in the net interest margin was partially due to the recognition of adjustments of approximately $112,000 in interest income on loans during the first quarter of 2013.  A purchased USDA commercial real estate loan with a remaining premium of approximately $70,000 paid off prior to maturity as well as a reduction of approximately $42,000 in interest income on adjustable rate mortgage loans acquired through the acquisition of City Savings Bank in which the interest rates were not properly adjusted.  Excluding these adjustments to loan income, the net interest margin would have been 3.38% for the three month period ended March 31, 2013.  “We continue to experience pressure on both loan and investment rates, although we have also been able to lower our cost of funds in order to minimize the impact,” noted Brady.  “Also, substantially affecting the interest margin was the increase in liquidity, attributable to the additional $26.3 million in capital raised through the second step conversion in the fourth quarter of 2012, and not yet fully deployed at the end of the first quarter.”

Interest income decreased $557,000, or 11.1%, to $4.4 million for the three months ended March 31, 2013 compared to $5.0 million for the prior year period.  Interest expense decreased $354,000, or 28.8%, to $874,000 for the three months ended March 31, 2013 compared to $1.2 million for the prior year period.  Interest and fee income from residential mortgage loans decreased $191,000 for the three months ended March 31, 2013 when compared to the prior year period due to the continued decrease in average outstanding balances and the average yield of such loans, in addition to the $42,000 adjustment.  Commercial real estate loan interest and fee income decreased $146,000 for the three months ended March 31, 2013 when compared to the prior year period due to a decrease in the average yield of such loans, in addition to the $70,000 adjustment.  Brady noted that an additional commercial lender for the Porter County market and a residential mortgage manager were hired at the end of March and the focus will be quality growth in the commercial and residential purchase markets.

Noninterest income increased $317,000, or 53.8%, to $906,000 for the three months ended March 31, 2013 from $589,000 for the prior year period.  The primary reason for the increase in noninterest income was due to a $144,000 increase in net gains on sales of securities for the three months ended March 31, 2013 when compared to the prior year.  Also impacting the increase in noninterest income for the three months ended March 31, 2013 was an increase in gain on mortgage banking activities of $118,000 for the three months ended March 31, 2013 as refinancing activity increased when compared to the prior year period.

Noninterest expense for the three months ended March 31, 2013 and 2012 remained consistent at $3.0 million.  Data processing expense increased $58,000 for the three months ended March 31, 2013 when compared to the prior year period due to an increase in processing expenses related to the establishment of a real estate investment trust and annual fees related to the Bank’s mobile banking service.  The real estate investment trust company was established in January 2013 and the Bank’s mobile banking service was implemented in June 2012.

Asset quality metrics remained strong during the first quarter of 2013.  Total nonperforming loans decreased $545,000 to $7.8 million at March 31, 2013 compared to $9.4 million at December 31, 2012, and total nonperforming assets decreased $127,000 to $9.1 million at March 31, 2013.  The allowance for loan losses to nonperforming loans was 54.0% at March 31, 2013 compared to 51.5% at December 31, 2012.  Provision for loan losses for the three months ended March 31, 2013 totaled $3,000 compared to $228,000 for the prior year period.  The decrease in the provision for loan losses for the first quarter of 2013 was primarily due to a decrease in the outstanding balance of loans when compared to December 31, 2012.  Gross loans decreased, $22.3 million, or 7.0% to $295.7 million at March 31, 2013 compared to $318.0 million at December 31, 2012.  The provision amounts recorded reflect management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is impacted by various trends, including current economic conditions.  At March 31, 2013, nonperforming loans to total loans ratio was 2.64% compared to 2.63% at December 31, 2012.  At March 31, 2013, nonperforming assets to total assets ratio was 1.89% compared to 1.88% at December 31, 2012.  The allowance for loan losses to total loans ratio increased to 1.43% at March 31, 2013 compared to 1.35% at December 31, 2012.  Both the nonperforming loans to total loans and nonperforming assets to total assets ratios increased slightly due to the decline in total loans.

Total assets at March 31, 2013 decreased $8.5 million, or 1.7%, to $484.2 million compared to $492.8 million at December 31, 2012 due to a decrease in gross loans which was offset by an increase in securities available for sale.  Total deposits at March 31, 2013 decreased $8.4 million, or 2.4%, to $340.5 million from $349.0 million at December 31, 2012 primarily due to a decrease in brokered time deposits of $10.0 million, or 47.8%, which matured and the Company did not renew.  Total shareholders’ equity increased to $84.6 million at March 31, 2013, compared to $84.1 million at December 31, 2012 due to an increase in retained earnings offset by a decrease in accumulated other comprehensive income.  At March 31, 2013, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios of 14.1%, 19.0% and 20.2%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana.  Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions in Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses.  Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the internet at www.laportesavingsbank.com under Investor Relations.  All information at and for the periods ended March 31, 2013 and 2012 has been derived from unaudited financial information.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Balance Sheet Data
Total assets	$484,248	$492,755	$485,138	$478,550	$469,310
Cash and cash equivalents	4,704	6,857	7,429	7,614	5,668
Interest-earning time deposits in other financial institutions	7,876	7,141	3,430	2,940	2,450
Investment securities	139,097	125,620	121,682	123,515	125,185
Federal Home Loan Bank stock	3,817	3,817	3,817	3,817	3,817
Loans held for sale, at fair value	2,296	1,155	1,917	1,692	3,532
Loans, gross	295,727	318,000	316,149	308,355	298,540
Allowance for loan losses	4,220	4,308	4,305	4,268	3,964
Deposits	340,526	348,970	363,394	342,736	341,871
Federal Home Loan Bank of Indianapolis advances	47,712	49,009	51,711	66,537	60,007
Other borrowings	6,155	5,155	5,155	5,985	5,155
Shareholders’ equity	84,611	84,055	59,311	57,702	56,590

Credit Quality
Total nonperforming assets	$9,133	$9,260	$9,026	$8,119	$7,269
Total nonperforming loans	7,813	8,358	8,182	7,210	6,513

Asset Quality Ratios
Nonperforming assets to total assets	1.89%	1.88%	1.86%	1.70%	1.55%
Nonperforming loans to total loans	2.64%	2.63%	2.59%	2.34%	2.18%
Allowance for loan losses to nonperforming loans	54.01%	51.54%	52.62%	59.21%	60.87%
Allowance for loan losses to total loans	1.43%	1.35%	1.36%	1.38%	1.33%
Net charge-offs to average loans outstanding (YTD)	0.13%	0.17%	0.16%	0.02%	0.05%

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012		June 30, 2012		March 31, 2012
Income Statement Data
Interest income	$4,440	$4,863	$5,096		$4,876		$4,997
Interest expense	874	952	1,070		1,142		1,228
Net interest income	3,566	3,911	4,026		3,734		3,769
Provision for loan losses	3	153	353		303		228
Net interest income after provision for loan losses	3,563	3,758	3,673		3,431		3,541
Noninterest income	906	782	1,097		692		589
Noninterest expense	3,047	3,244	2,803		2,779		2,956
Income before income tax expense	1,422	1,296	1,967		1,344		1,174
Income tax expense	334	351	596		302		247
Net income	$1,088	$945	$1,371		$1,042		$927

Net income per share:
Basic	$0.19	$0.16	$0.23	1	$0.17	1	$0.16	1
Diluted	$0.19	$0.16	$0.23	1	$0.17	1	$0.16	1

Book value per share	$13.64	$13.55	$9.65	1	$9.39	1	$9.21	1
Tangible book value per share	$12.22	$12.13	$8.21	1	$7.95	1	$7.76	1

Return on average assets (QTD annualized)	0.92%	0.79%	1.15%		0.90%		0.79%
Return on average equity (QTD annualized)	5.17%	4.97%	9.38%		7.29%		6.58%
Net interest margin (QTD annualized)	3.27%	3.54%	3.69%		3.54%		3.53%
Efficiency ratio	68.12%	69.12%	54.73%		62.79%		67.83%

1 Share and per share information for periods prior to the Company’s conversion on October 4, 2012 have been revised to reflect the 1.3190:1 conversion ratio on shares outstanding held by the former mutual holding company that were not publicly traded.

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	March 31, 2013	December 31, 2012

Nonaccrual loans:
Real estate:
One- to four-family	$1,957	$1,831
Five or more family	—	—
Commercial	2,020	2,642
Construction	—	—
Land	2,953	2,985
Total real estate	$6,930	$7,458
Consumer and other loans:
Home Equity	39	53
Commercial	17	—
Automobile and other	4	5
Total consumer and other loans	60	58
Total troubled debt restructured	823	842
Total nonaccrual loans	$7,813	$8,358

Loans greater than 90 days delinquent and still accruing:
Real estate:
One- to four-family	$—	$—
Five or more family	—	—
Commercial	—	—
Construction	—	—
Land	—	—
Total real estate	$—	$—
Consumer and other loans:
Home Equity	—	—
Commercial	—	—
Automobile and other	—	—
Total consumer and other loans	—	—

Total nonperforming loans	$7,813	$8,358

Foreclosed assets:
One- to four-family	$253	$133
Five or more family	—	—
Commercial	765	384
Construction	—	—
Land	302	385
Consumer	—	—
Business assets	—	—
Total foreclosed assets	$1,320	$902
Total nonperforming assets	$9,133	$9,260